Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 10, 2008 relating to the consolidated financial statements of IPG Photonics Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of statement of Financial Accounting Standards No. 123(R), Share-based Payment, effective January 1, 2006), and the effectiveness of IPG Photonics Corporation's internal control over financial reporting, appearing in the Annual Report on Form 10-K of IPG Photonics Corporation  for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
June 10, 2008